Exhibit 99.1

NEWS RELEASE

Contact:	Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2015 SECOND-QUARTER RESULTS;

Increases Quarterly Dividend

MONROE, MI., November 18, 2014—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2015 second quarter ended October 25, 2014.

Fiscal 2015 second-quarter highlights for continuing operations:

•                  Consolidated sales for the quarter increased 3.8% after a 14.9% increase in last year’s second quarter;

•                  Consolidated operating income increased to $30.2 million, and consolidated operating margin increased to 8.3% in the quarter;

•                  Upholstery segment achieved an 11.0% operating margin;

•                  Retail segment achieved a 4.4% operating margin;

•                  Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 3.4% for the quarter after a 9.8% increase in last year’s comparable quarter;

•                  The company generated cash from operations of $33.0 million; and

•                  The company increased its quarterly dividend 33%.

Sales for the fiscal 2015 second quarter were $365.6 million, up 3.8% compared with the prior year’s second quarter.  The company reported income from continuing operations attributable to La-Z-Boy Incorporated of $19.2 million, or $0.36 per diluted share.  This compares with $17.2 million, or $0.32 per diluted share, which included $0.01 per share attributable to the reduction of certain valuation reserves against the company’s state deferred tax assets, in last year’s second quarter.  Adjusted income from continuing operations attributable to La-Z-Boy Incorporated per share was $0.36 in the second quarter of fiscal 2015, versus $0.31 in the second quarter of fiscal 2014.

The following table provides a reconciliation of our income from continuing operations attributable to La-Z-Boy Incorporated to adjusted income from continuing operations attributable to La-Z-Boy Incorporated.

Reconciliation of Non-GAAP Financial Information

	Quarter Ended		Six Months Ended
(Amounts in thousands, except per share data)	10/25/2014	10/26/2013	10/25/2014	10/26/2013
Income from continuing operations attributable to La-Z-Boy Incorporated	$19,244	$17,184	$29,828	$26,740
Adjustment for special items (after-tax impact):
Restructuring	6	(96)	(225)	(37)
Tax benefit - deferred tax valuation allowance reversal	—	(881)	—	(881)
Adjusted income from continuing operations attributable to La-Z-Boy Incorporated	$19,250	$16,207	$29,603	$25,822

Diluted net income attributable to La-Z-Boy Incorporated per share:
Income from continuing operations attributable to La-Z-Boy Incorporated	$0.36	$0.32	$0.56	$0.50
Adjustment for special items:
Restructuring	—	—	—	—
Tax benefit - deferred tax valuation allowance reversal	—	(0.01)	—	(0.02)
Adjusted income from continuing operations attributable to La-Z-Boy Incorporated	$0.36	$0.31	$0.56	$0.48

Kurt L. Darrow, Chairman, President and Chief Executive Officer, of La-Z-Boy, said, “Overall, we are pleased with the results for the quarter.  We increased sales and posted an 8.3% consolidated operating margin for the period.  Additionally, we experienced an increase in same-store written sales for the La-Z-Boy Furniture Galleries® network, generated strong operating cash flow, raised our quarterly dividend and purchased $13.6 million of our stock.  With a strong balance sheet, we continue to make strategic investments in the business to strengthen our capabilities in many areas, including technology, additional stores and supply chain optimization.  Moving forward, we are confident we have a solid strategy in place to deliver long-term profitable growth while returning value to our shareholders.”

Wholesale Segments

For the fiscal 2015 second quarter, sales in the company’s upholstery segment increased 3.6% to $297.3 million from $287.0 million in the prior year’s second quarter.  Sales in the casegoods segment were $28.9 million, down 0.2% from $29.0 million in the fiscal 2014 second quarter.

Darrow commented, “We are making progress in the execution of our strategy to drive growth through our ‘4-4-5’ plan, where we are building out the La-Z-Boy Furniture Galleries® store system to fully penetrate North America.  This initiative is complemented by a strong product line up and an effective marketing campaign to attract more consumers to the La-Z-Boy brand. The double-digit operating margin posted in our wholesale upholstery segment demonstrates the efficiencies with which we are running our operations as we concurrently implement our ERP system through our domestic manufacturing facilities.  Our other upholstery company, England, also continues to make solid contributions to our results in terms of sales and earnings.”

Darrow continued, “At the October High Point Furniture Market, La-Z-Boy introduced exciting new product, including an expansion of the Urban Attitudes collection, and a new power offering.  With power becoming a more popular and growing option on motion furniture, we believe our line with dual motors will have vast appeal among consumers.  In our casegoods business, Hammary had an expansive assortment of on-trend and stylish occasional pieces introduced at Market,  while several new collections for Kincaid and American Drew were launched as we continue to refresh our offerings on the casegoods side with more transitional product to appeal to a wider consumer base.”

Darrow noted, “We are substantially through the restructuring in the casegoods segment.  In September, we ceased manufacturing at our Hudson, North Carolina facility, and, as a result, we are now operating the wood business with a full-import model, which we believe will produce improved results.  We also are in the final process of consolidating and transitioning our warehouse and repair functions, which we expect to be complete by the end of the third quarter.”

For the period, written same-store sales for the La-Z-Boy Furniture Galleries® network increased 3.4% following an average increase of 10.8% over the last three years’ second quarters.

Retail Segment

In the second quarter of fiscal 2015, retail delivered sales were $84.6 million, up 15.3% compared with the second quarter of last year. On the core base of 88 stores included in last year’s second quarter, delivered sales for the segment were up 4.6% compared with the year-ago period.

Darrow stated, “With our integrated retail model as a cornerstone of our strategy to improve the overall profitability of La-Z-Boy Incorporated, we made significant progress during the period in building out our store network and are continuing to identify locations and projects for the next fiscal year.  During the quarter, we opened five new stores — Liberty, MO; Royal Palm Beach, FL; Doral, FL; Brookfield, CT; and Canton, MI — in the company-owned retail segment as part of our 4-4-5 store growth initiative.  Additionally, we entered into an agreement to purchase one store in Mishawaka, IN and closed on the acquisition in early November.  The start-up costs associated with opening the new stores, including labor, pre-opening rent, advertising and technology, were approximately $1.2 million for the quarter, and represented an investment in our business to drive long-term growth and further garner the benefit of the blended wholesale/retail margin inherent in our integrated retail model.”

La-Z-Boy Furniture Galleries® Store Network

System-wide, for the second quarter of fiscal 2015, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 3.4% versus last year’s second quarter.

Total written sales, which include new and closed stores, were up 7.1% for the second quarter.    At the end of the second quarter, the La-Z-Boy Furniture Galleries® store system was composed of 325 stand-alone stores.

In addition to the five stores opened in the company-owned retail segment, our dealer network opened three stores, remodeled five stores and relocated one store during the second quarter.  Darrow commented, “This year, our 4-4-5 activity will include 30 to 35 projects across the network, reflecting openings, remodels and relocations.  Although our net new store count will increase by 3% to 4%, we expect to nearly double the number of new concept design stores over last year’s level and will substantially upgrade the quality of the store system as we change out old-format stores into the new concept design format, and relocate and close certain locations.  For the year, we expect to replace approximately 15 of the old-concept stores, and we have as many projects in that category slated for next year.  At the end of the second quarter, 52 of the total 325 stores were in the new concept design format.”

For the third quarter of 2015, plans are for the network (the company-owned stores and independent dealer base) to open four new stores, remodel one, relocate three and close three.  Of this store activity, the company will open two stores, relocate one, remodel one and close two.

Balance Sheet and Cash Flow

During the quarter, the company generated $33 million in cash from operating activities.  It ended the second quarter with $115.3 million in cash and cash equivalents, $45.2 million in investments to enhance returns on cash, and $5.3 million in restricted cash.  During the quarter, the company had $21.2 million in capital expenditures, paid $3.2 million in dividends, and spent $13.6 million purchasing 0.6 million shares of stock in the open market under its existing authorized share purchase program, leaving 6.9 million shares remaining in the program.

Dividend

The Board of Directors increased the company’s regular quarterly dividend to shareholders by 33% to $0.08 per share.  The dividend will be paid on December 10, 2014, to shareholders of record as of November 28, 2014.

Business Outlook

Darrow concluded, “As we move into the back half of fiscal 2015, we believe we are well positioned to drive growth across our various product categories and dealer organization while benefitting from the efficiencies of our manufacturing platform and the blended margin inherent in our integrated retail model.  We will continue to make investments in the business to support growth initiatives and believe we will capture market share with our brand strength, vast network of distribution, compelling on-trend product and an effective marketing campaign that is expanding our consumer base and their perceptions of the La-Z-Boy brand.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, November 19, 2014, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of economic recovery or the possibility of another recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions;  (i) changes in the domestic or international regulatory environment; (j) adoption of new accounting principles; (k) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (l) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (m) information technology conversions or system failures; (n)

effects of our brand awareness and marketing programs; (o) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (p) litigation arising out of alleged defects in our products; (q) our ability to locate new La-Z-Boy Furniture Galleries® stores (or store owners) and negotiate favorable lease terms for new or existing locations; (r) the results of our restructuring actions; and (s) those matters discussed in Item 1A of our fiscal 2014 Annual Report on Form 10-K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Non-GAAP Financial Information

The information contained in this press release is intended to supplement, rather than to supersede, our consolidated financial statements.  We report our financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance.  This press release contains references to income from continuing operations attributable to La-Z-Boy Incorporated and income from continuing operations attributable to La-Z-Boy Incorporated per share, both adjusted to exclude restructuring and the reversal of valuation allowances relating to our deferred tax assets.  This press release includes a table reconciling these adjusted measures to the most directly comparable financial measures reported in accordance with GAAP.

Management does not expect the excluded items to significantly affect future operating results and believes that presenting income from continuing operations attributable to La-Z-Boy Incorporated and income from continuing operations attributable to La-Z-Boy Incorporated per share with those items excluded will help investors better understand our operating results for different periods on a comparable basis.  The Reconciliation of Non-GAAP Financial Information table included in this press release presents the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery segment companies are England and La-Z-Boy. The Casegoods segment consists of three brands: American Drew, Hammary, and Kincaid. The company-owned Retail segment includes 107 of the 325 La-Z-Boy Furniture Galleries® stores.

The corporation’s branded distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 325 stand-alone La-Z-Boy Furniture Galleries® stores and 564 independent Comfort Studio® locations, in addition to in-store gallery programs for the company’s Kincaid and England operating units. Additional information is available at http://www.la-z-boy.com/.